NEWS RELEASE
	Contact:	Brian Gifford
Vice President of Human Resources
(936) 637-5246
FOR IMMEDIATE RELEASE
DRG&L
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES NAMES ALEJANDRO CESTERO
VICE PRESIDENT AND GENERAL COUNSEL

LUFKIN, Texas, May 5, 2011 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that Alejandro “Alex” Cestero has been named Vice President and General Counsel for the Company, effective May 9, 2011.  The Company’s current General Counsel, Paul Perez, will stay on as Lufkin’s Corporate Secretary until his planned retirement later this year.

 “I’m very pleased to welcome Alex to the Lufkin management team,” said John F. "Jay" Glick, President and Chief Executive Officer. “In addition to his professional background as a General Counsel, Alex also has extensive international finance and operations experience within the oil and gas industry.

“Paul Perez has been a valuable member of the Lufkin team for nearly two decades. I am grateful for his contributions to the Company, and his assistance during the transition will ensure a smooth handover of responsibilities.”

Mr. Cestero most recently served as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary for Seahawk Drilling, Inc., a publically traded offshore oil and gas drilling company.  Seahawk Drilling was spun off from Pride International in 2009, where Cestero served in various positions within the general counsel’s office since 2002.  Prior to Pride International, he was an attorney with Bracewell & Giuliani, L.L.P. and Vinson & Elkins, L.L.P.  Cestero has a J.D. from Stanford University and an M.B.A. and B.A. from Rice University.

Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.
# # #